Exhibit 99.1

         EPL Announces Strong Third Quarter Results Including
        Record High Operating Cash Flow and Production Volumes

    NEW ORLEANS, La.--(BUSINESS WIRE)--Nov. 5, 2003--Energy Partners, Ltd. ("EPL") (NYSE:EPL) announced today net income available to common stockholders for the third quarter of 2003 of $5.8 million, or $0.18 per diluted share. In the same period a year ago, the Company reported a net loss of $3.4 million, or $0.12 per diluted share.
    Cash flow from operating activities in the period was $40.7 million, a nearly three-fold increase from $14.5 million in the third quarter of 2002. Discretionary cash flow, which is cash flow from operating activities before changes in working capital and exploration expenses, was $38.0 million for the third quarter of 2003, more than double the $16.0 million in cash flow in the same period a year ago (see reconciliation of discretionary cash flow schedule in the tables).
    The Company said its strong quarterly results were primarily attributable to record high production volumes combined with a continued robust commodity price environment. Higher costs and expenses associated with increasing production volumes partially offset the benefit of the higher volumes and improved commodity prices.
    On a barrel of oil equivalent (Boe) basis, Company-wide production was up 31% to 22,225 Boe per day from 16,930 Boe per day in the comparable quarter in the prior year. Daily production of oil averaged 7,841 barrels for the third quarter of 2003, up slightly from 7,736 barrels per day in the same quarter last year. Natural gas production averaged 86.3 million cubic feet (Mmcf) per day, an increase of 56% from production of 55.2 Mmcf per day in the third quarter last year. Average production volumes in the third quarter represent a new record high for EPL, continuing a series of new quarterly production records achieved since the fourth quarter of 2002, which was negatively affected by tropical storm activity.
    Crude oil prices rose 7% while natural gas prices rose 61% from the third quarter of 2002 to the third quarter of 2003. Net of hedging, the Company realized average prices of $26.84 per barrel for oil and $4.97 per thousand cubic feet (Mcf) for natural gas in the third quarter of 2003. In the same quarter last year, the Company realized comparable prices of $25.19 and $3.09 for oil and natural gas, respectively.
    Richard A. Bachmann, EPL's Founder, Chairman, President and Chief Executive Officer commented, "We are extremely pleased with our overall performance in this most recent quarter. We achieved new record highs in production, revenue and cash flows. Nearly all of our expenses were in-line with our targets, which also contributed to our excellent results. During this attractive commodity price environment, we are generating excess cash flow, expanding the options available to the Company as we continue to grow."
    For the nine months ended September 30, 2003, net income available to common stockholders was $25.8 million, or $0.81 per diluted share. Net income in the period included an after-tax benefit of $2.3 million, or $0.06 per diluted share, related to the cumulative effect of a change in accounting principle as a result of the adoption of Financial Accounting Standards Board Statement No. 143, "Accounting for Asset Retirement Obligations" which was effective January 1, 2003. In the same period a year ago, EPL reported a loss available to common stockholders of $10.4 million, or $0.38 per diluted share. The 2002 period included a charge of $1.2 million for expenses relating to the rationalization of EPL's organization following the acquisition of Hall-Houston Oil Company.
    For the first nine months of 2003, cash flows from operating activities totaled $101.6 million, up over eight-fold from the $12.2 million in cash flows in the same period a year ago. Discretionary cash flow totaled $111.7 million, more than double the $44.4 million in discretionary cash flow in 2002's first nine months (see reconciliation of discretionary cash flow schedule in the tables). Significantly higher production volumes as well as improved commodity prices were the primary factors contributing to the sharp improvement in results in 2003.
    For the nine months ended September 30, 2003, production increased 16%, from 17,726 Boe per day to 20,561 Boe per day. Oil production averaged 7,778 Bbls per day compared with 8,555 Bbls per day in the same nine month period in 2002, and natural gas production averaged
76.7 Mmcf per day, up 39% from 55.0 Mmcf per day in the comparable period in 2002.
    Average realized oil prices net of hedging for the first nine months of 2003 were $27.99 per Bbl, up 21% from $23.07 per Bbl in 2002. Natural gas averaged $5.28 per Mcf net of hedging, up 73% from $3.06 per Mcf in the same period in 2002.
    EPL's capital expenditures totaled $17.7 million during the third quarter of 2003, compared to $17.3 million invested in the third quarter of 2002. For the first nine months of 2003, capital expenditures totaled $74.4 million, up more than two-fold from $31.3 million in the same period a year ago.
    On August 5, 2003, the Company completed an offering of $150 million in senior unsecured notes, maturing in 2010 and bearing a coupon of 8.75% paid semi-annually. A portion of the proceeds from this offering was used to retire existing debt and to pay down substantially all of EPL's outstanding borrowings under its credit facility. As of September 30, 2003, EPL held $89.5 million in cash and cash equivalents and had a debt to capitalization ratio of 37%. The Company has $59.9 million in unused capacity under its bank credit facility.

    Hedging Positions

    During the third quarter, the Company increased its hedging positions on its oil and natural gas production for 2004. A summary of its current hedging positions is available under the Investor
Relations section at the Company's web site, www.eplweb.com.

    Operational Highlights

    During the third quarter of this year, EPL successfully drilled one of two exploratory prospects, the East Cameron 161 A-1 sidetrack. The unsuccessful well was at the Grizzly prospect at East Bay. EPL also began drilling two other wells during the third quarter, the Mossy Creek prospect at South Timbalier 26 and South Marsh Island 109 #1. Both of these wells have since successfully reached target depth and encountered pay. The Company also completed six successful workovers and recompletions, of which four were natural gas and two were oil. During the quarter, EPL commenced production from the following exploratory successes: South Timbalier 185 C-2, East Cameron 280 B-3, Eugene Island 27, and East Cameron 161 A-1 sidetrack.
    At the October 8, 2003 Louisiana State Lease Sale, EPL was the successful high bidder on four tracts covering 2,650 acres. The total of EPL's bids on the four tracts was just under $1 million. All of these leases are either contiguous to or in the immediate proximity of the Company's East Bay field near the mouth of the Mississippi River.
    EPL currently has drilling operations underway at five locations and plans to spud between seven and nine more exploratory wells by year-end.
    Bachmann commented further, "For the year-to-date period we have successfully drilled 9 of 11 exploratory wells, yielding an 82% success rate. We have significantly increased the pace of our drilling program in the last six weeks and are on track with the aggressive program we planned for the fourth quarter, which will be our most active quarter for drilling in 2003. The Company is firing on all cylinders right now, and the fourth quarter looks to be a busy and exciting one."

    Conference Call

    EPL has scheduled its quarterly earnings conference call for today, November 5, 2003 at 8:30 a.m. (Central Standard Time) during which the Company will discuss third quarter results and provide guidance for the balance of 2003. EPL's guidance will be available in the Investor Relations section of its web site. To participate in the conference call, callers in the United States and Canada can dial
(877) 612-5303 and international callers can dial (706) 634-0487. The Conference I.D. for all callers is 3251886. The conference call will also be webcast live as well as for on-demand listening at the Company's web site by accessing "Conference Call" under the Investor Relations section of its site.

    Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused in the shallow to moderate depth waters of the Gulf of Mexico Shelf.

    Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in the future, are "forward-looking statements" under U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company's current assumptions and projections are valid. Actual results may differ materially from those projected.


                         ENERGY PARTNERS, LTD.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In Thousands, except per share data)
                              (Unaudited)

                            Three Months Ended    Nine Months Ended
                              September 30,         September 30,
                           --------------------  --------------------
                              2003      2002       2003       2002
                           ---------  ---------  ---------  ---------

Revenues:
  Oil and natural gas      $  58,811  $  33,596  $ 169,911  $  99,862
  Other                           68         82        424       (196)
                           ---------  ---------  ---------  ---------
                              58,879     33,678    170,335     99,666
                           ---------  ---------  ---------  ---------

Costs and expenses:
  Lease operating             10,671      8,723     28,115     26,067
  Taxes, other than on
   earnings                    1,768      1,676      5,919      4,841
  Exploration expenditures
   and dry hole costs          3,999      4,509      9,235      7,949
  Depreciation, depletion
   and amortization           22,341     16,059     59,445     50,317
  General and
   administrative:
    Stock-based
     compensation                340        123        819        327
    Severance costs                -          -          -      1,211
    Other general and
     administrative            6,174      4,739     19,164     16,000
                           ---------  ---------  ---------  ---------
      Total costs and
       expenses               45,293     35,829    122,697    106,712
                           ---------  ---------  ---------  ---------

Income (loss) from
 operations                   13,586     (2,151)    47,638     (7,046)
                           ---------  ---------  ---------  ---------

Other income (expense):
  Interest income                133         17        179         89
  Interest expense            (3,120)    (1,799)    (6,549)    (5,237)
                           ---------  ---------  ---------  ---------
                              (2,987)    (1,782)    (6,370)    (5,148)
                           ---------  ---------  ---------  ---------
Income (loss) before
 income taxes and
 cumulative effect of
 change in accounting
 principle                    10,599     (3,933)    41,268    (12,194)
   Income taxes               (3,875)     1,377    (15,066)     4,270
                           ---------  ---------  ---------  ---------
Income (loss) before
 cumulative effect of
 change in accounting
 principle                     6,724     (2,556)    26,202     (7,924)

Cumulative effect of
 change in accounting
 principle, net of income
 taxes of $1,276                   -          -      2,268          -
                           ---------  ---------  ---------  ---------

Net income (loss)              6,724     (2,556)    28,470     (7,924)

Less dividends earned on
 preferred stock and
 accretion of discount          (883)      (876)    (2,691)    (2,467)
                           ---------  ---------  ---------  ---------

Net income (loss)
 available to common
 stockholders              $   5,841  $  (3,432) $  25,779  $ (10,391)
                           =========  =========  =========  =========

Earnings per share:
Basic:
 Before cumulative effect
  of change in accounting
  principle                $    0.18  $   (0.12) $    0.77  $   (0.38)
 Cumulative effect of
  change in accounting
  principle                $       -  $       -  $    0.08  $       -
                           ---------  ---------  ---------  ---------
 Basic earnings (loss) per
  share                    $    0.18  $   (0.12) $    0.85  $   (0.38)
                           =========  =========  =========  =========

Diluted:
 Before cumulative effect
  of change in accounting
  principle                $    0.18  $   (0.12) $    0.75  $   (0.38)
 Cumulative effect of
  change in accounting
  principle                $       -  $       -  $    0.06  $       -
                           ---------  ---------  ---------  ---------
 Diluted earnings (loss)
  per share                $    0.18  $   (0.12) $    0.81  $   (0.38)
                           =========  =========  =========  =========

Weighted average common
 shares used in computing
 income (loss) per share:
    Basic                     32,101     27,509     30,364     27,446
    Incremental common
     shares                    4,806          -      4,792          -
                           ---------  ---------  ---------  ---------
    Diluted                   36,907     27,509     35,156     27,446
                           =========  =========  =========  =========


                         ENERGY PARTNERS, LTD.
            CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY
                         OPERATING ACTIVITIES
                            (In Thousands)
                              (Unaudited)

                            Three Months Ended   Nine Months Ended
                               September 30,        September 30,
                           --------------------  -------------------
                              2003       2002      2003       2002
                           ---------  ---------  ---------  ---------

Cash flows from operating
 activities:
  Net income (loss)        $   6,724  $  (2,556) $  28,470  $  (7,924)
  Adjustments to reconcile
   net income (loss) to net
   cash provided by
   operating activities:
    Cumulative effect of
     change in accounting
     principle, net of tax         -          -     (2,268)         -
    Depreciation, depletion
     and amortization         22,341     16,059     59,445     50,317
    Gain on sale of oil and
     natural gas assets            -          -       (207)         -
    Amortization of
     deferred revenue              -       (857)         -     (2,792)
    Stock-based
     compensation                340        123        819        327
    Deferred income taxes      4,074     (1,377)    15,266     (4,270)
    Exploration
     expenditures              3,112      2,142      6,120      3,982
    Non-cash effect of
     derivative instruments        -          -          -        514
    Amortization of
     deferred financing
     costs                       465         99        670        258
    Other                         44          -        233          -
                           ---------  ---------  ---------  ---------

                              37,100     13,633    108,548     40,412
  Changes in operating
   assets and liabilities,
   net of acquisition
   in 2002:
    Trade accounts
     receivable                4,524      1,642     (4,326)        58
    Prepaid expenses             624      1,303        (14)       699
    Other assets              (1,334)      (789)    (2,688)    (2,097)
    Accounts payable and
     accrued expenses            329       (717)       767    (25,326)
    Other liabilities           (545)      (531)      (663)    (1,579)
                           ---------  ---------  ---------  ---------

Net cash provided by
 operating activities      $  40,698  $  14,541  $ 101,624  $  12,167
                           =========  =========  =========  =========

Reconciliation of
 discretionary cash flow:
    Net cash provided by
     operating activities     40,698     14,541    101,624     12,167
    Changes in working
     capital                  (3,598)      (908)     6,924     28,245
    Non-cash exploration
     expenditures             (3,112)    (2,142)    (6,120)    (3,982)
    Total exploration
     expenditures              3,999      4,509      9,235      7,949
                           ---------  ---------  ---------  ---------
Discretionary cash flow    $  37,987  $  16,000  $ 111,663  $  44,379
                           =========  =========  =========  =========

The table above reconciles discretionary cash flow to net cash provided by operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by us may not be comparable in all instances to discretionary cash flow as reported by other companies.


                         ENERGY PARTNERS, LTD.
        SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
                              (Unaudited)

                                Three Months Ended  Nine Months Ended
                                   September 30,      September 30,
                               ------------------- ------------------
                                 2003      2002      2003      2002
                               --------  --------  --------  --------

PRODUCTION AND PRICING
----------------------
Net Production (per day):
   Oil (Bbls)                     7,841     7,736     7,778     8,555
   Natural gas (Mcf)             86,301    55,166    76,698    55,027
     Total (Boe)                 22,225    16,930    20,561    17,726
Oil and Natural Gas Revenues
 (in thousands):
   Oil                         $ 19,364  $ 17,928  $ 59,441  $ 53,883
   Natural gas                   39,447    15,668   110,470    45,979
     Total                       58,811    33,596   169,911    99,862
Average Sales Prices (1):
   Oil (per Bbl)               $  26.84  $  25.19  $  27.99  $  23.07
   Natural gas (per Mcf)           4.97      3.09      5.28      3.06
     Average (per Boe)            28.76     21.57     30.27     20.64

OPERATIONAL STATISTICS
----------------------
Average Costs (per Boe):
   Lease operating expense     $   5.22  $   5.60  $   5.01  $   5.39
   Taxes, other than on
    earnings                       0.86      1.08      1.05      1.00
   Depreciation, depletion and
    amortization                  10.93     10.31     10.59     10.40


(1) Prices are net of hedging transactions which had the following impact:

        -- Reduced natural gas price realizations by $0.02 and $0.17 per Mcf in the third quarter 2003 and 2002, respectively;

        -- Reduced oil price realizations by $1.55 and $1.01 per barrel for the third quarter of 2003 and 2002, respectively;

        -- Reduced natural gas price realizations by $0.32 and $0.04 per Mcf for the first nine months of 2003 and 2002, respectively; and

        -- Reduced oil price realizations by $1.59 and $0.44 per barrel for the first nine months of 2003 and 2002, respectively.


                         ENERGY PARTNERS, LTD.
                      CONSOLIDATED BALANCE SHEETS
                   (In Thousands, except share data)

                                            September 30, December 31,
                                                2003          2002
                                            ------------  -----------
                                            (Unaudited)
ASSETS
-------
Current assets:
  Cash and cash equivalents                    $  89,539    $     116
  Trade accounts receivable -- net of
   allowance for doubtful accounts                30,150       25,824
  Deferred tax asset                                 219        1,221
  Prepaid expenses                                 1,882        1,868
                                               ---------    ---------
       Total current assets                      121,790       29,029

Property and equipment, at cost under the
 successful efforts method of accounting
 for oil and natural gas properties              570,158      471,840
Less accumulated depreciation, depletion and
 amortization                                   (187,093)    (121,034)
                                               ---------    ---------
       Net property and equipment                383,065      350,806

Other assets                                       6,151        3,463
Deferred financing costs -- net of accumulated
 amortization                                      4,640          922
                                               ---------    ---------
                                               $ 515,646    $ 384,220
                                               =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Accounts payable                             $  14,560    $   8,869
  Accrued expenses                                22,611       43,533
  Fair value of commodity derivative
   instruments                                       608        3,392
  Current maturities of long-term debt                98           92
                                               ---------    ---------
       Total current liabilities                  37,877       55,886

Long-term debt                                   150,343      103,687
Deferred income taxes                             25,575        9,033
Other                                             41,934       23,692
                                               ---------    ---------
                                                 255,729      192,298

Stockholders' equity:
  Preferred stock, $1 par value, authorized
   1,700,000 shares; 368,076 issued and
   outstanding; aggregate liquidation value
   $36,807,590                                    34,684       35,359
  Common stock, par value $0.01 per share.
   Authorized 50,000,000 shares; issued and
   outstanding: 2003 - 32,158,936 shares;
   2002 - 27,550,466 shares                          322          276
  Additional paid-in capital                     228,383      187,965
  Accumulated other comprehensive loss              (389)      (2,171)
  Accumulated deficit                             (3,083)     (29,507)
                                               ---------    ---------
       Total stockholders' equity                259,917      191,922
  Commitments and contingencies
                                               ---------    ---------
                                               $ 515,646    $ 384,220
                                               =========    =========

    CONTACT: Energy Partners Ltd., New Orleans
             Al Petrie, 504-799-1953
             alpetrie@eplweb.com